Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS ANNOUNCES CASH DEBT TENDER OFFERS

NORTHFIELD, Ill. – November 29, 2010 – Kraft Foods Inc. (NYSE: KFT) announced today that it has commenced cash tender offers (the “Tender Offers”) for up to $1,000,000,000 aggregate principal amount of its 5.625% Notes due 2011 (the “2011 Notes”) and its 6.25% Notes due 2012 (the “2012 Notes” and, together with the 2011 Notes, the “Notes”). The terms and conditions of the Tender Offers are set forth in Kraft Food’s Offer to Purchase dated November 29, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal.

The principal amount of each series of Notes that may be purchased pursuant to the Tender Offers will not exceed the applicable maximum tender amount set forth in the table below (with respect to each series of Notes, the “Maximum Tender Amount”). Kraft Foods reserves the right, but is under no obligation, to increase either or both of the applicable Maximum Tender Amounts at any time, subject to compliance with applicable law. If holders of a series of Notes validly tender such Notes in an aggregate principal amount in excess of the applicable Maximum Tender Amount, Kraft Foods will accept an amount of such Notes equal to such Maximum Tender Amount for purchase and will pay holders of such validly tendered Notes on a pro rata basis among tendering holders of such Notes.

Title of Security	CUSIP Number	Principal Amount Outstanding	Maximum Tender Amount	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium(1)
5.625% Notes due 2011	50075NAB0	$2,000,000,000	$600,000,000	1.00% U.S. Treasury Note due October 31, 2011	BBT3	15 bps	$30
6.25% Notes due 2012	50075NAH7	$1,500,000,000	$400,000,000	0.75% U.S. Treasury Note due May 31, 2012	BBT4	30 bps	$30

(1)	Per $1,000 principal amount of Securities validly tendered.

The Tender Offers will expire at 12:00 midnight, New York City time, on December 27, 2010 (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated. Holders must validly tender their Notes at or prior to 5:00 p.m., New York City time, on December 10, 2010 (such date and time, as it may be extended, the “Early Tender Date”) to be eligible to receive the Total Consideration (as defined below) for such Notes, which includes an early tender premium of $30 per $1,000 principal amount of Notes (the “Early Tender Premium”). Holders tendering Notes after the Early Tender Date and at or prior to the Expiration Date will only be eligible to receive the Tender Offer Consideration (as defined below), which will equal the Total Consideration less the Early Tender Premium. Tendered Notes may be withdrawn from the Tender Offers at or prior to 5:00 p.m., New York City time, on December 10, 2010 (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders of Notes who validly tender their Notes after the Withdrawal Deadline and at or prior to the Expiration Date may not withdraw their Notes except in the limited circumstances described in the Offer to Purchase.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Date and accepted for purchase pursuant to the Tender Offers will be determined by reference to the applicable fixed spread (the “Fixed Spread”) specified in the table above for the Notes over the yield (the “Reference Yield”) based on the bid-side price of the applicable U.S. Treasury Security specified in the table above (the “Reference Treasury Security”), as calculated by Barclays Capital Inc. and RBS Securities Inc. (the “Dealer Managers”) at 2:00 p.m., New York City time, on December 13, 2010. No tenders submitted after the Expiration Date will be valid.

The settlement date for Notes validly tendered on or before the Expiration Date will occur promptly following the Expiration Date and is expected to be December 29, 2010 assuming that the Expiration Date is not extended. In addition to the applicable Total Consideration or Tender Offer Consideration, as the case may be, accrued and unpaid interest from the applicable last interest payment date up to, but not including the settlement date will be paid in cash on all validly tendered Notes accepted for purchase in the Tender Offers.

Kraft Foods intends to fund the purchase of the Notes in the Tender Offers with cash on hand and short-term borrowings.

Barclays Capital Inc. and RBS Securities Inc. are acting as the dealer managers for the Tender Offers. The information agent and depositary for the Tender Offers is Global Bondholders Services Corporation. The Tender Offers are made only by the Offer to Purchase and the related Letter of Transmittal, and the information in this news release is qualified by reference to such documents. Persons with questions regarding the Tender Offers should contact Barclays Capital Inc at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for copies of the Offer to Purchase and Letter of Transmittal should be directed to Global Bondholders Services Corporation at (866) 794-2200 (toll-free) or (212) 430-3774 (collect).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offers to buy the Notes is only being made pursuant to the tender offer documents, including the Offer to Purchase that Kraft Foods is distributing to holders of Notes. The Tender Offers are not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, they shall be deemed to be made by the dealer managers or any other licensed broker or dealer on behalf of Kraft Foods.

ABOUT KRAFT FOODS

Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, Kraft Foods is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion - Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements including regarding the timing of the Tender Offers. The word “expect” and similar expressions are intended to identify our forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors could cause our actual results to differ materially from those in the forward-looking statements. For additional information on factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-4, as amended, filed in connection with the Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

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